Exhibit 10.6.3

STATE OF ALASKA DEPARTMENT OF COMMERCE COMMUNITY AND ECONOMIC DEVELOPMENT	Sarah Palin, Governer Emil Notti, Commissioner Robert M. Pickett, Chairman

Regulatory Commission of Alaska

October 20, 2008

In reply refer to:	Engineering
	File:	TA365-18
	LO#:	L0800511

Wayne Carmony

General Manager

Matanuska Electric Association, Inc.

P.O. Box 2929

Palmer, AK 99645-2929

Dear Mr. Carmony:

On September 30 2008, the Commission concurred with Staff’s recommendation to approve TA365-18, the request for approval of the Second Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy (the Amendment), filed on July 28, 2008, between Chugach Electric Association, Inc. (Chugach), Matanuska Electric Association, Inc. (MEA), and Alaska Electric Generation and Transmission Cooperative, Inc. (AEG&T). The effective date of the Amendment is September 30, 2008.

Enclosed is a validated copy of the Amendment, filed on July 28, 2008, and a copy of Staffs memorandum. Please note that the tariff advice number “TA365-18” and the effective date of September 30, 2008 have been added to the bottom of the pages of the Amendment.

BY DIRECTION OF THE COMMISSION (Commissioner Kate Giard Not Participating)

Sincerely,

REGULATORY COMMISSION OF ALASKA

/s/ Robert Picket
Robert Picket
Chair

701 W. 8th Avenue, Suite 300, Anchorage, Alaska 99501-3469

Telephone: (907) 276-6222    Fax: (907) 276-0160    Text Telephone: (907) 276-4533

Website: http://rca.alaska.gov/RCAWeb/home.aspx

Enclosures

CC:	Brad Evans, Chief Executive Officer, Chugach Electric Association, Inc.
560 E. 34th Avenue Suite 200
Anchorage, Alaska 99503-4196

Earl Osmond, Polarconsult Alaska, Inc.
1503 W. 33rd Avenue
Anchorage, Alaska 99503

SECOND AMENDMENT TO MODIFIED AGREEMENT FOR THE SALE AND

PURCHASE OF ELECTRIC POWER AND ENERGY

dated April 5, 1989 by and among Chugach Electric Association, Inc., Matanuska Electric

Association, Inc. and

Alaska Electric Generation and Transmission Cooperative, Inc.

WHEREAS, Chugach Electric Association, Inc. (Chugach), Matanuska Electric Association, Inc. (MEA) and Alaska Electric Generation and Transmission Cooperative, Inc. (AEG&T) are parties (hereinafter jointly referred to as the “Parties”) to the Modified Agreement For The Sale And Purchase Of Electric Power And Energy dated April 5, 1989 by and among Chugach Electric Association, Inc., Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. (hereinafter “Agreement”; MEA and AEG&T acting collectively with respect to the Agreement are referred to herein as “AEG&T/MEA”);

WHEREAS, the Parties desire to amend the Agreement to facilitate MEA purchasing the electrical output of two hydroelectric facilities planned by South Fork Hydro, LLC and Fishhook Renewable Energy, LLC for location on the South Fork of Eagle River and on Fishook Creek in the Hatcher Pass area, respectively, of Southcentral Alaska (hereinafter “South Fork/Fishhook Hydro Projects”);

WHEREAS, the intent of the Parties in this Second Amendment to the Agreement is to allow MEA to purchase the entire electrical output of the South Fork/Fishhook Hydro Projects, on terms that are financially neutral to both Chugach and AEG&T/MEA for wholesale power service provided to AEG&T/MEA, without changing AEG&T/MEA’s status under the Agreement as an “All Requirements” customer of Chugach;

WHEREAS, the Parties intend that except as specifically stated herein, this Second Amendment to the Agreement shall not in any way change or diminish the Parties’ respective rights and responsibilities under the Agreement, and shall not be considered as agreement to or precedent for future changes in the Parties’ rights and responsibilities under the Agreement; and

WHEREAS, the impact of the South Fork/Fishook Hydro Projects on Chugach’s annual G&T transmission loss factor, when the energy deliveries from the Projects are included and calculated in accordance with the Stipulation on G&T Line Loss Issues that was accepted by the Commission in Order No. 12 of Docket U-99-106, is expected to be immaterial, both individually and collectively;

NOW, THEREFORE, consistent with the above, the Parties agree to the following Second Amendment to the Agreement

A. New Section 7 (e)

The Parties agree to add a new Section 7(e) to the Agreement as follows:

7 (e). Treatment of South Fork/Fishhook Hydro Projects. Provided the installed capacity of two hydroelectric facilities planned by South Fork Hydro, LLC and Fishhook

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TA365-18		Effective September 30, 2008

Renewable Energy, LLC for location on the South Fork of Eagle River and on Fishook Creek in the Hatcher Pass area, respectively, of Southcentral Alaska (South Fork/Fishhook Hydro Projects) in the aggregate does not exceed 4 MW:

(1) Purchase by MEA of Electric Power from one or both of the South Fork/Fishhook Hydro Projects shall not be considered an AEG&T/MEA Resource for purposes of this Agreement.

(2) AEG&T/MEA shall not be obligated to use reasonable best efforts to persuade the developers of the South Fork/Fishhook Hydro Projects to deal directly with Chugach, as otherwise provided for in 7(b).

(3) Chugach’s monthly invoice to AEG&T/MEA shall be reduced by an amount equal to the kWh received by MEA from the South Fork/Fishhook Hydro Projects multiplied by Chugach’s tariffed rate for non-firm power purchases for that billing month. Specifically, unless and until an alternative avoided cost calculation is developed, the “Non firm power rate” on the approved Chugach Tariff Sheet No. 97 (Purchase and Sales Rates for Qualified Cogeneration and Small Power Production Facilities) for each month shall be used to determine the amount by which Chugach’s invoice shall be reduced based upon MEA’s purchases from the South Fork/Fishook Hydro Projects. At any time prior to the end of this agreement Chugach may propose to the Commission an alternative avoided cost calculation to apply to MEA’s purchases from the South Fork/Fishhook Hydro Projects. Prior to filing any such proposal, Chugach shall meet with AEG&T/MEA to discuss how the proposed change, if approved, would affect AEG&T/MEA’s monthly invoice. Any changes in the calculation of the avoided cost rate(s) are subject to the standard review and adjudicatory processes of the Regulatory Commission of Alaska. AEG&T/MEA reserves the right to oppose any such proposal before the Commission.

(4) Payments made by MEA for purchases from the South Fork/Fishook Hydro Projects shall be not be less than the reduction to MEA’s billings from Chugach for the kWh received by MEA from the South Fork/Fishhook Hydro Projects described in Section 7(e)(3), above.

(5) Except for the reduction in Chugach’s monthly invoice to AEG&T/MEA computed pursuant to Section 7(e)(3), all rates and resulting invoices charged by Chugach to MEA shall be computed as if the Electric Power received from the South Fork/Fishhook Hydro Projects were received from Chugach. The wholesale billing rates charged by Chugach to AEG&T/MEA shall not be reduced to reflect any contribution of capacity from the South Fork/Fishhook Hydro Projects. Energy-related costs other than fuel and purchased power that are presently included in the rates charged by Chugach to AEG&T/MEA shall not be reduced to reflect Electric Power received by MEA from the South Fork/Fishhook Hydro Projects. For the remainder of the term of the Agreement, Chugach’s rates for AEG&T/MEA’s purchases of energy and capacity (including both monthly Billing Demand and determination of Coincident Peak for ratemaking purposes) shall be computed as if the amounts of capacity and energy taken from the South Fork/Fishhook Hydro Projects by AEG&T/MEA were actually taken from Chugach.

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TA365-18		Effective September 30, 2008

For purposes of Chugach’s quarterly Fuel and Purchased Power Cost Adjustment Factor updates (Chugach Tariff Sheets No. 94 et al), the amounts credited AEG&T/ MEA pursuant to Section 7(e)(3) for MEA’s purchases of Electric Power from the South Fork/Fishhook Hydro Projects will be considered part of Chugach’s system costs. Those costs shall be apportioned to all classes of service, including AEG&T/MEA, consistent with established cost assignment methodologies.

(6) All of Chugach’s remaining obligations under the AEG&T/MEA Agreement, including the obligation to maintain reserves sufficient to support AEG&T/MEA’s entire load, remain unchanged.

(7) Before allowing the South Fork/Fishhook Hydro Projects to interconnect with AEG&T/MEA’s facilities or equipment, or accepting any Electric Power from the South Fork/Fishhook Projects, MEA shall confirm, to Chugach’s satisfaction, its ability to provide Chugach with interval pulse data that are compliant with and subject to all metering requirements of the AEG&T/MEA Agreement. AEG&T/MEA shall ensure that telephone access is installed to Chugach’s specifications at the metering point. The metering installed by Chugach, and the pulse output provided by MEA, shall be:

(A)	revenue class capable of measuring the amount of kWh delivered to AEG&T/MEA by the South Fork/Fishhook Hydro Projects

(B)	capable of measuring with a frequency of not less than every 15 minutes;

(C)	accessible by and compatible with Chugach’s MV90 system; and

(D)	accepting of telephonic interrogation.

MEA shall assure by contract with the South Fork/Fishhook Hydro Projects that Chugach-owned meters on the premises of the South Fork/Fishhook Hydro Projects are fully accessible to Chugach, without charge, and that Chugach is afforded all of the same rights as it has with respect to other meters under the Agreement. Chugach shall bear the full cost of installing its meters and collecting metered data from those Chugach-owned and maintained meters.

(8) Once the South Fork/Fishhook Hydro Projects have commenced energy deliveries, they shall be counted as Points of Delivery for which a monthly Customer Charge is payable by AEG&T/MEA, pursuant to Chugach Tariff Sheet No. 99.

(B) The Parties acknowledge that no part of this Second Amendment shall be interpreted to have amended the Agreement, until this Second Amendment has been approved by the Regulatory Commission of Alaska. The Parties agree to use their best efforts to get prompt approval of this Second Amendment by the Regulatory Commission of Alaska.

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TA365-18		Effective September 30, 2008

(C) Notwithstanding Part B of this Second Amendment, Chugach agrees that MEA can begin negotiations with the owners of the South Fork/Fishhook Hydro Projects for agreements to purchase the electrical output of those projects immediately upon the Parties having signed this Second Amendment, and that such negotiations will not be considered a violation of Section 7(b) of the Agreement.

(D) The Parties agree that this Second Amendment does not preclude Chugach from negotiating directly with the South Fork/Fishhook Hydro Projects or with any other power supplier to purchase the electrical output.

Dated this 25th day of June, 2008

CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Rebecca Logan

Its:	Chairman

MATANUSKA ELECTRIC ASSOCIATION, INC.

By:	/s/ Elsie E. Lester

Its:	President

ALASKA ELECTRIC GENERATION & TRANSMISSION COOPERATIVE, INC.

By:	/s/ Wayne Carmony

Its:	General Manager / Director

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TA365-18		Effective September 30, 2008

TARIFF ACTION MEMORANDUM

September 2, 2008
Date

File No.: TA365-18	Date Filed: July 28. 2008

Name of Utility:	Matanuska Electric Association, Inc.

Tariff Recommendation:

Staff recommends the commission approve the Second Amendment to the Agreement for the Sale and Purchase of Electric Power and Energy, dated April 5, 1989 by and among Chugach, MEA, and AEG&T.

Reason(s) for the above-indicated recommendation:

See attached memorandum.

Signed:	/s/ James Keen	Title:	Utility Engineering Analyst
James Keen

Commission decision regarding this recommendation:

	Date (if Different from September 30, 2008)	I CONCUR	I DO NOT CONCUR	I WILL WRITE A DISSENTING STATEMENT *

Pickett		/s/ RMP

Giard		/s/ KG

Johnson		/s/ MJ

Price		/s/ AP

Wilson		/s/ JWW

•	If this column is initialed, Staff will contact the Commissioner for the statement; otherwise, the dissent will simply be noted at the close of the By Direction letter or order.

TA Memo-MEA, TA365-18

9/30/2008

STATE OF ALASKA

The Regulatory Commission of Alaska

701 West 8th Ave., Suite 300

Anchorage, Alaska 99501-3469

MEMORANDUM

TO:	Commissioners:	DATE: September 2, 2008
Bob Pickett, Chairman
Kate Giard
Mark K. Johnson
Anthony A. Price
Janis W. Wilson

FROM:	James Keen, Utility Engineering Analyst

Subject:	TA365-18, 2nd Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy dated April 5, 1989 by and among Chugach, MEA, and AEG&T.

Statement of Case

Whether the commission should approve the Second Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy dated April 5, 1989 by and among Chugach Electric Association, Inc., Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. (Second Amendment).

Recommendation

Staff recommends the commission approve the Second Amendment.

Background

MEA filed the Second Amendment on behalf of itself, Chugach Electric Association, Inc. (Chugach), and Alaska Electric Generation and Transmission Cooperative, Inc. (AEG&T) on July 28, 2008. The TA was noticed to the public with a comment period closing date of August 29, 2008.

Comments were filed electronically. Two of the comments filed anonymously stated concern about MEA increasing its rates.1 The third comment was filed by a representative of the Water

[1]	TA365-18, filed August 14, 2008; also Public Comment, filed August 15, 2008.

TA Memo-MEA, TA365-18

9/9/2008

Resource Section of the Department of Natural Resources (Water Resources Section).2 The Water Resources Section stated that it has no objection to MEA’s petition for the adoption of the Second Amendment and supplied information regarding its processing of applications by South Fork Hydro, LLC, and Fishhook Renewable Energy, LLC3

Discussion

The Second Amendment to the Purchase and Sale Agreement between Chugach, MEA, and AEG&T seeks to allow MEA to purchase power directly from South Fork Hydro, LLC (South Fork) and Fishhook Renewable Energy, LLC (Fishhook). Both hydroelectric projects are located within MEA’s certificated service area, South Fork in Eagle River and Fishhook in Hatcher’s Pass. The planned combined capacity of both projects is 4 MW. Construction of the South Fork project is planned for 2008 and construction of Fishhook is planned for 2009.

As an all-requirements customer under the existing purchase and sale agreement, MEA would normally not be allowed to purchase power directly from South Fork and Fishhook. South Fork and Fishhook would have to sell power to Chugach and also pay wheeling charges to use MEA’s transmission system. Under the proposed Second Amendment, MEA will be able to purchase power directly from South Fork and Fishhook.

The Second Amendment is designed to be financially neutral for both MEA and Chugach. MEA is permitted to negotiate a contract with both South Fork and Fishhook for purchase of electricity for at least the approved non-firm purchase power cost rate in Chugach’s tariff. Chugach has agreed to deduct from its monthly invoice to AEG&T/MEA, an amount equal to the kWh MEA receives from South Fork and Fishhook, multiplied by Chugach’s tariffed rate for non-firm power purchases for that month. All other Chugach charges, including charges for capacity and demand will remain the same, as if the South Fork and Fishhoak projects were part of the Chugach system.

MEA is also required to ensure that the South Fork and Fishhook systems will meet with Chugach technical specifications to ensure problem-free interconnection with the Railbelt grid.

The Second Amendment does not provide MEA with authority to purchase power from any other sources except South Fork and Fishhook, or beyond the planned 4 MW combined capacity of both facilities. The Second Amendment states that its ratification is subject to RCA approval.

Chugach’s Board of Directors approved the Second Amendment at its June 25, 2008 meeting. MEA’s Board of Directors approved the Second Amendment at its July 8, 2008 meeting. AEG&T’s Class B Membership Board of Directors approved the Second Amendment at its July 8, 2008 meeting.

[2]	Public Comment for TA365-18 by Natural Resource Manager Patricia Bettis, filed August 20, 2008.
[3]	The Department of Natural Resources, Water Resources Section issued on August 20, 2007 a permit to appropriate water to South Fork Hydro, LLC for the appropriation of 54.45 cubic-feet of water per second from the South Fork Eagle River for the purpose of hydroelectric power generation. Finally, the Water Resources Section has received an application for water rights in association with the proposed Fishhook Creek hydroelectric project. This case file is currently being processed.

TA Memo-MEA, TA365-18

9/9/2008

Staff reviewed the Second Amendment and found it to be reasonable. The amendment will not raise rates for customers and will not disrupt the relationship between MEA, Chugach, and AEG&T. There is a net benefit to providing local power generation in MEA’s service area as the line loss will not be as great. Additionally, the production of the up to 4 MW of power will offset the production of power using fossil fuels. The Second Amendment will terminate with the full purchase and sale contract on December 31, 2014 pursuant to approved terms in the master agreement. Staff recommends the commission approve the Second Amendment.

TA Memo-MEA, TA365-18

9/30/2008

preclude MEA from using power supplied hereunder to meet its retail electric loads while engaging in contemporaneous off-system sales of capacity or energy available to MEA from other sources.

SECTION 7. NON-EXCLUSIVITY AND PURPA RESOURCES

7(a). Power Purchase Rights And Power Payment Obligations. Nothing in this Agreement shall be construed to prevent AEG&T/MEA from purchasing or acquiring power from any other source or facility, including without limitation the Eklutna and Bradley Lake Hydroelectric Projects, the Soldotna #1 unit, or any purchase or acquisition under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) or other similar statutes, but no such purchase or acquisition, including under PURPA, shall excuse or reduce performance of this Agreement by the parties. In particular, both AEG&T and MEA shall at all times continue performing the purchase and payment obligations set forth in Section 6 and (if applicable) in Exhibit E of this Agreement notwithstanding any other such purchase or acquisition. Any and all purchases or acquisitions under PURPA by MEA, or for or on behalf of MEA by AEG&T, shall be treated as AEG&T/MEA Resources for purposes of this Agreement, with the exception of (1) those potential PURPA purchases and acquisitions listed in Exhibit G attached hereto and resold to Chugach under the provisions of Section 7(c) of this Agreement, and (2) any other PURPA resource whose entire output is sold by MEA to Chugach, AEG&T or any other utility and where no part of such output is used to serve MEA’s retail loads.

7(b). Treatment Of PURPA Resources Generally. Unless and until AEG&T/MEA has exercised the option described in Section 6(b) or the option described in Section 6(f), AEG&T and MEA shall use their reasonable best efforts to persuade developers of potential PURPA resources to deal directly with Chugach rather than attempting to sell the output of such resources to MEA or to AEG&T for service to MEA. AEG&T and/or MEA consents and agrees to the sale of such output from PURPA resources directly to Chugach and agrees to make its facilities available, to the extent available, as necessary to accomplish such sales, in accordance with the terms and provisions of interconnection and wheeling agreements (which shall be subject to Commission approval) among Chugach, AEG&T/MEA, and such developers. Chugach agrees to deal with all such developers in good faith and to purchase energy and capacity from such developers in accordance with the requirements of PURPA, including at Chugach’s avoided cost (or, if then-applicable PURPA regulations no longer require payment at full avoided cost, at such payment level as such regulations may then require) unless Chugach is able to reach agreement with such developers for purchases at lower payment levels. The sale to Chugach of the output from PURPA facilities may be accomplished, as appropriate, by delivering the energy and power from the PURPA

Effective: January 30, 1989 Pursuant to Order No. 12 in Docket U-87-43

MODIFIED TRIPARTITE POWER SALES AGREEMENT (CEA/AEG&T/MEA)	Page 13

resource directly to AEG&T/MEA for service to MEA, and the determination of avoided cost shall recognize such method of delivery.

7(c). Treatment Of Exhibit G Potential PURPA Resources. With respect to the four specific resources listed in Exhibit G (for which PURPA treatment may or may not be appropriate), with whose potential developers MEA had begun engaging in discussions prior to the drafting of this Agreement, the parties agree as follows:

(1) The parties will attempt to persuade such developers to deal directly with Chugach rather than with MEA. If such developers decline to do so, and if MEA subsequently enters into a PURPA contract for one or more of the specific resources so listed, MEA may at its option elect to resell to Chugach, in which event Chugach will buy from MEA the capacity (if any) and energy produced by such resource and for which MEA is obligated to pay under such contract, but only if the following conditions are met and only upon the following terms:

(A)	Conditions:

(i) MEA’s contract with the developer is executed by both parties no later than June 30, 1989 (or, if earlier, the date on which Chugach reasonably expects to refinance its existing REA or Federal Financing Bank indebtedness, such date to be specified in a written notice from Chugach to AEG&T/MEA delivered not less than 120 days prior to such date);

(ii) MEA has included Chugach in all formal and informal discussions and negotiations with such developer that take place on or after December 1, 1986;

(iii) Chugach elects not to contest the applicability of PURPA to the specific resource, or PURPA is found to apply to such resource notwithstanding any challenge by Chugach or others and

(iv) MEA’s contract with the developer does not include —

•

Rates of payment for capacity and/or energy in excess of Chugach’s avoided cost for the capacity (if any) and/or energy produced by that resource, as such avoided cost is determined by Chugach or as it may lawfully be determined by the Commission;

Effective: January 30, 1989 Pursuant to Order No. 12 in Docket U-87-43

MODIFIED TRIPARTITE POWER SALES AGREEMENT (CEA/AEG&T/MEA)	Page 14

•

Financial or other incentives to which Chugach does not specifically consent, including, for example, “levelized” payments or any payment for the alleged capacity of “stochastic” resources of the type described in paragraph B(2) of this Section (unless the Commission, prior to June 30, 1989 (or, if earlier, the date on which Chugach reasonably expects to refinance its existing REA or Federal Financing Bank indebtedness, such date to be specified in a written notice from Chugach to AEG&T/MEA delivered not less than 120 days prior to such date), lawfully orders that such incentives be included in MEA’s contract for that resource); or

•

Any provision that would interfere with Chugach’s ability to make effective use of power from the resource in a manner consistent with Chugach’s system operations and Chugach’s treatment of other PURPA resources.

(B)	Terms:

(i) Chugach will pay MEA, for capacity and energy produced by any such resource and delivered to Chugach, at Chugach’s avoided cost for that specific resource (as determined by Chugach or as lawfully determined by the Commission}.

(ii) For wind generators and run-of-the-river or small hydroelectic generators and other forms of “stochastic” generation, Chugach has determined and hereby announces that at the present time and for the foreseeable future the output of such generators will not permit Chugach to avoid any capacity costs, and that such resources have actual economic value to Chugach only insofar as their energy output permits Chugach to avoid that portion of the costs included in the energy charge in Chugach’s rates that represents Chugach’s truly variable costs of energy production; provided, however, that notwithstanding the foregoing, the determination of the capacity value of wind generators and run-of-the-river or small hydroelectric generators and other forms of “stochastic” generation remains with the Commission.

Effective: January 30, 1989 Pursuant to Order No. 12 in Docket U-87-43

MODIFIED TRIPARTITE POWER SALES AGREEMENT (CEA/AEG&T/MEA)	Page 15